EXHIBIT 99.1

Harsco Corporation Names Terry Growcock to Board of Directors

HARRISBURG, Pa., Dec. 12, 2007 (PRIME NEWSWIRE) -- Worldwide industrial services company Harsco Corporation (NYSE:HSC) announced today that Terry D. Growcock has been named to the Harsco Board of Directors, effective January 1, 2008.

Mr. Growcock is Chairman of The Manitowoc Company, a diversified industrial company with operations in over 20 countries worldwide that ranks as one of the world's largest providers of lifting equipment for the global construction industry. Manitowoc is also an industry leader for ice machines, ice-beverage equipment and commercial refrigeration equipment in the foodservice industry and for shipbuilding, ship repair and conversion services for the U.S. maritime industry.

Mr. Growcock has served as Chairman of The Manitowoc Company since October 2002, and served as Chief Executive Officer from 1998 until May 2007. Prior to joining Manitowoc in 1994, Mr. Growcock served in numerous management and executive positions with Siebe plc and United Technologies Corporation. Mr. Growcock also serves on the Board of Directors of Harris Corporation and Bemis Manufacturing Company. He is also Chairman of Wisconsin Manufacturers and Commerce, one of the state's leading business associations.

Harsco Chairman and CEO Derek C. Hathaway said, "Terry Growcock's experienced executive leadership serving diversified, multinational industrial markets further enhances the ongoing strength and global perspective of the Harsco Board. Like Harsco, Mr. Growcock comes from a committed Economic Value Added (EVA(r)) culture that has been instrumental to Manitowoc's considerable success." The addition of Mr. Growcock to the Harsco Board will bring its current membership to 12, of whom nine are independent directors.

Harsco Corporation is one of the world's leading diversified industrial services companies, serving major customers in the non-residential construction and infrastructure, steel and metals, energy and railway industries. The Company posted 2006 revenues of $3.4 billion and employs approximately 21,500 people worldwide. Harsco's common stock is a component of the S&P MidCap 400 Index and the Russell 1000 Index. Additional information about Harsco can be found at www.harsco.com.

The Harsco Corporation logo is available at http://www.primenewswire.com/newsroom/prs/?pkgid=361

CONTACT:  Harsco Corporation
          Media Contact
          Kenneth D. Julian
            717.730.3683
            kjulian@harsco.com
          Investor Contact
          Eugene M. Truett
            717.975.5677
            etruett@harsco.com